Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 20, 2018 to Prospectus dated September 11, 2017

Registration No. 333-219085

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

2018 Series A 3.80% Senior Notes Due 2028

Principal Amount:	$700,000,000

Expected Rating (Moody’s/S&P/Fitch)*:	A2 (stable outlook) / BBB+ (negative outlook) / A (stable outlook)

Trade Date:	March 20, 2018

Settlement Date:	March 22, 2018 (T+2)

Final Maturity Date:	April 1, 2028

Interest Payment Dates:	April 1 and October 1

First Interest Payment Date:	October 1, 2018

Make-Whole Call:	T+15 bps prior to January 1, 2028

Par Call:	On or after January 1, 2028

Treasury Benchmark:	2.75% due February 15, 2028

Benchmark Yield:	2.878%

Spread to Benchmark:	+95 bps

Reoffer Yield:	3.828%

Coupon:	3.80%

Price to Public:	99.768%

Proceeds to Company Before Expenses:	99.118%

CUSIP/ISIN:	927804 FZ2 / US927804FZ22

Joint Book-Running Managers:	BNP Paribas Securities Corp.; Credit Suisse Securities (USA) LLC; and U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC; and C.L. King & Associates, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated March 20, 2018, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

BNP Paribas Securities Corp.	1-800-854-5674 (toll free)
Credit Suisse Securities (USA) LLC	1-800-221-1037 (toll free)
U.S. Bancorp Investments, Inc.	1-877-558-2607 (toll free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.